UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 8, 2005
Date of Report (Date of earliest event reported)
ALLERGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of principal executive offices) (Zip Code)
(714) 246-4500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
On August 3, 2005, Irena Medavoy dismissed her appeal from the verdict in favor of Allergan, Inc. (“Allergan”) and its co-defendant, Dr. Arnold Klein, in a lawsuit brought in January 2003 by Ms. Medavoy in California Superior Court regarding Botox® treatments Ms. Medavoy received from Dr. Klein.
On January 23, 2003, Ms. Medavoy filed a complaint in the Superior Court of the State of California for the County of Los Angeles against Allergan and Dr. Klein. The complaint ultimately contained 12 causes of action against Allergan. After a trial in the matter that commenced on August 31, 2004, on October 8, 2004, the jury ruled in favor of Allergan and Dr. Klein and against Ms. Medavoy on all counts before it and awarded Ms. Medavoy nothing on any of the claims before it.
Thereafter, the court granted Allergan’s motion to abstain on all remaining counts and entered judgment against Ms. Medavoy. The court also ordered Ms. Medavoy to reimburse Allergan $310,113.76 in costs it incurred in defending the lawsuit.
On January 13, 2005, Ms. Medavoy filed a Notice of Appeal with the Clerk of Court of the Superior Court of the State of California for the County of Los Angeles. On August 3, 2005, Ms. Medavoy dismissed her appeal as part of a settlement with Allergan. Pursuant to the settlement, Allergan paid Ms. Medavoy no money and provided no consideration other than its agreement to release Ms. Medavoy from any claims it may have against Ms. Medavoy arising from the trial, including a claim for malicious prosecution. In connection with the settlement, Ms. Medavoy agreed to reimburse Allergan for a portion of its costs in defending the lawsuit.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
Date: August 8, 2005	By:	/s/ Douglas S. Ingram
		Name:	Douglas S. Ingram
		Title:	Executive Vice President, General Counsel and Secretary